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                                                                   EXHIBIT 10.18



                         EXECUTIVE EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement") is made and entered into as of the day of 21st of August, 1996, by and between NOVATEL WIRELESS, INC., a Delaware corporation, NOVATEL WIRELESS TECHNOLOGIES LTD. ("NWT"), an Alberta corporation (NWI and NWT are collectively referred to in this Agreement as the "Companies"), and AMBROSE TAM: (the "Executive").


                                    RECITALS

        As of the date of this Agreement:

        A. The Companies desire to employ Executive as their President and Chief Operating Officer, and

        B. Executive desires to accept employment with the Companies, on the terms and conditions set forth in this Agreement.


                                    AGREEMENT

1.      ENGAGEMENT AND TERM

        1.1 Commencing upon the effective date of this Agreement, the Companies hereby employ Executive, and Executive hereby accepts such employment, to serve in the capacity of President and Chief Operating Officer of NWI and NWT, pursuant to the terms and conditions of this Agreement. Executive shall assume the responsibilities, perform the duties; and exercise the powers as Chief Operating Officer and President of the Companies, as set forth in the Companies' respective bylaws, and such other duties as may be reasonably delegated to Executive from time to time by the Companies' respective Boards of Directors or Chief Executive Officers.

        1.2 Executive shall report to the Chief Executive Officer ("CEO") of each respective Company regarding the day to day operations of each Company, and shall take direction from the Board of Directors of NWI with respect to long-term and/or policy-related matters, such as operating policies and strategic plans of the Companies.

        1.3 The term of this Agreement shall continue from the effective date hereof for a period of five (5) years (the "Term"), unless sooner terminated by the Board of Directors of NWI or Executive as herein provided.

2.      RELOCATION

        2.1 The Companies shall not require Executive to relocate from Calgary, Alberta without Executive's written consent.

        2.2 NWI may request Executive to relocate from Calgary, Alberta, upon at least 150 days' written notice of such request. If Executive consents to relocate, the Companies shall reimburse him for all customary and reasonable relocation expenses as mutually agreed upon between Executive and the Companies.




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        2.3 Executive shall advise NWI's Board of Directors of his decision regarding its relocation request no later than ninety (90) days prior to the date by which Executive would be expected to relocate. If Executive does not consent to relocate, NWI, at its option, may relieve Executive of his employment with NWI without further liability or expense to NWI. However, Executive's refusal to consent to relocate shall not constitute grounds by either party to terminate Executive's employment as President and Chief Operating Officer of NWT, and Executive shall continue in such position, without any reduction in remuneration and benefits under this Agreement.

3.      REMUNERATION

        3.1 Commencing upon the effective date of this Agreement, the Companies jointly agree to pay Executive, as basic remuneration for his services hereunder, a fixed annual initial gross salary of no less than $187,440 (which the Companies may increase from time to time) prorated for any period of less than a full calendar year according to the number of days in such period. Such compensation, including any increases, is referred to herein as Executive's "Base Salary."

        3.2 The Base Salary under section 3.1 shall be payable in arrears by two
(2) equal monthly installments (less all applicable deductions for all taxes, including federal, provincial, state, and local taxes; insurance; pension; and such further and other voluntary or required withholdings or deductions) on the middle and last business day of every month of the Term or at other times as are normal payroll disbursement periods for the Companies.

        3.3 In addition to the Base Salary, Executive shall be entitled to an annual performance incentive (the "Incentive") targeted to be thirty-three (33) percent of the Base Salary, based on Executive's achievement of meeting performance objectives for himself and the Companies as mutually established annually by NWI's Board of Directors and Executive. In the event such performance objectives are exceeded in any given year, the Incentive will be adjusted upwards; in the event such performance objectives are not met in any given year, the Incentive will be adjusted downwards. The Incentive shall be payable within 30 days after completion of the Companies' annual financial audit.

        3.4 In addition to the Base Salary and the Incentive, Executive shall be entitled to an additional amount equal to five percent of Executive's Base Salary and Incentive (or any substitute for the Incentive pursuant to paragraph 3.5), payable in normal course along with other employees into a Registered Retirement Savings Plan established by the Companies, such contribution not to exceed Executive's annual contribution limit.

        3.5 Upon adoption of an executive level employee performance incentive plan by the Companies, the parties shall exercise their best efforts to substitute such plan for the Incentive described in paragraph 33.

4.      MEMBERSHIPS

        4.1 The Companies shall reimburse Executive during the term of this Agreement for the costs associated with joining and maintaining a membership with the Winter Club for




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purposes of conducting business of the Companies, not to exceed $5,500 for initiation fees and $350 for monthly membership dues.

        4.2 At Executive's option, Executive may request that the Companies reimburse him for the costs associated with joining and maintaining other club memberships for purposes of conducting the Companies' business. After receipt of such a request from Executive, the Board of Directors of NWI shall consider, in good faith, reimbursing Executive for such costs.

        4.3 The Companies shall pay for Executive's membership in the Institute of Electrical & Electronic Engineers (IEEE) and the American institute of Aeronautics & Astronautics (AIAA), in the aggregate not to exceed an annual cost of $500, and such further and other professional memberships during the term of this Agreement as the Companies deem necessary or desirable from time to time.

5.      PROFESSIONAL DEVELOPMENT

        5.1 The Companies shall reimburse Executive for the cost of tuition and other reasonable course expenses associated with an Executive MBA program in which Executive is currently enrolled in the University of Calgary, not to exceed $20,000. The Companies shall also reimburse Executive for other reasonable tuition or course-related expenses approved in advance in writing by NWI's Board of Directors.

        5.2 The Companies shall reimburse Executive for all reasonable expenses associated with other courses or training approved in advance in writing by NWI's Board of Directors.

6.      TRAVEL AND EXPENSES

        6.1 The Companies shall, within 15 business days of Executive's submission of reasonably sufficient supporting documentation (to include receipts, bills, and sales slips) in accordance with the Companies' relevant policies and procedures, reimburse: Executive for Executive's reasonable business expenses (including reasonable travel expenses) actually and properly incurred by him in the course of performing his duties for the Companies.

7.      BENEFITS

        7.1 During the Term, Executive shall be entitled to participate in all fringe benefits and plans in or to which management employees of the Companies may, from time to time, be entitled to participate, including, without limitation, the following:

            (a) NWT shall make available to Executive group dental, medical, pension (registered and unregistered), disability, and other plans from time to time offered to other comparable executive employees.


            (b) NWT shall provide Executive with an automobile commensurate with the office and position of Executive for his use during the Term, and shall reimburse Executive for all reasonable expenses incurred in the maintenance of such vehicle.




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            (c) Executive shall be entitled to an annual paid vacation in accordance with the Companies' policy for executive level employees, including carry forward of 14 vacation days from Executive's immediately preceding employer.

            (d) NWT shall provide Executive with life insurance coverage in an amount comparable to any provided from time to time by NWT to other comparable executive employees of the Companies, but not less than twice Executive's annual Base Salary, provided that Executive demonstrates insurability as may be required by the Companies' insurer. Such life insurance shall be payable to beneficiaries designated by Executive, and shall be in addition to any key person life insurance as the Companies may require. In the event the Companies require key person life insurance, such insurance shall be funded by the Companies, which shall designate the beneficiaries under such policies. Executive shall reasonably cooperate with any efforts by the Companies to obtain such key person life insurance.

            (e) Such other benefits, if any, as the Companies may make available to other similarly situated employees.

        7.2 For purposes of application of benefits under this section, Executive shall be credited with his time of service with NovAtel Communications Ltd.

8.      TERMINATION WITHOUT CAUSE

        In the event Executive's employment under this Agreement is terminated without cause (as defined in paragraph 9.1), Executive shall be entitled to $250,000, payable in two equal lump sum installments (less applicable taxes and withholdings) on the effective date of termination and six (6) months thereafter, plus the continuance of all benefits identified in paragraph 7 of this Agreement for a period of 12 months.

9.      TERMINATION FOR CAUSE

        9.1 NWI's Board of Directors may terminate immediately Executive's employment for any of the following:

            (a) Embezzlement or misappropriation of the Companies' funds by Executive;

            (b) Executive's conviction of or plea to any criminal offense involving fraud or dishonesty, or which is likely to injure the Companies' business or reputation;

            (c) Intentionally or through gross negligence by Executive, furnishing any information, reports, documents, or certificates which were false or misleading; or

            (d) Executive's commission of a material and non-trivial breach of the terms of this Agreement, including, without limitation, Executive's material neglect or failure to perform his duties hereunder.

        9.2 NWI may terminate Executive's employment if Executive's mental or physical condition, including alcohol and/or substance abuse, renders Executive incapable of performing his duties under this Agreement in a manner reasonably satisfactory to NWI's Board of Directors




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(provided such decision is not arbitrary and capricious) for a period of more than ninety (90) days; however, the Companies shall continue to employ Executive, without pay or other remuneration, if such employment is necessary for the continuance of Executive's disability benefits.

        9.3 In the event Executive's employment is terminated pursuant to section 9.1 or 9.2, Executive shall receive only his Base Salary, accrued and unpaid Incentive or other bonus (if any), and other benefits identified in paragraph 7 of this Agreement prorated through Executive's last day of employment.

        9.4 NWI shall have the right to suspend Executive with full pay and benefits for any period of time that NWI's Board of Directors deems, in the exercise of its reasonable discretion, necessary and appropriate to investigate Executive's conduct referred to in this section.

10.     TERMINATION BY EXECUTIVE

        10.1 Executive shall have the right to terminate his employment pursuant to this Agreement without further liability hereunder (except that Executive shall continue to abide by the restrictions in paragraphs 14 and 16 herein) upon the occurrence of any one or more of the following events:

             (a) If either of the Companies commit a material and non-trivial breach of the terms of this Agreement; or

             (b) If Executive gives sixty (60) days prior written notice to the Companies.

        10.2 In the event Executive terminates his employment pursuant to paragraph 10.1(a), he shall be entitled to: (i) $250,000, payable in two equal lump sum installments (less applicable taxes and withholdings) on the effective date of termination and six (6) months thereafter; (ii) the Incentive prorated for any period of: less than a full year; and (iii) continuance of all benefits identified in paragraph 7 of this Agreement for a period of 12 months.

        10.3 In the event Executive terminates his employment pursuant to paragraph 10.1(b), Executive shall be entitled to receive only those payments and benefits set forth in paragraph 9.3 of this Agreement.

11.     TERMINATION UPON DEATH

        In the event of death of Executive during the term of this Agreement (`Including any renewal thereof), Executive's employment hereunder shall terminate as of the date of Executive's death, and his estate or personal representative shall be entitled to receive only those payments and benefits set forth in paragraph 9.3 of this Agreement, prorated through the date of Executive's death.

12.     CHANGE OF CONTROL

        12.1 For purposes of this section, a "Change of Control" means either of the following events:




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             (a) Any transaction or series of transactions as a result of which any person, firm, corporation, or combination of persons, firms, or corporations not dealing at arm's length within the meaning of the Income Tax Act [Canada] (referred to herein as the "Successor"), acquires 50 percent or more of the outstanding voting securities' of NWI or NWT; or

             (b) The sale of 50 percent or more of NWI's assets to any purchaser (also, referred to herein as the "Successor") under circumstances in which the purchaser intends to carry on all or part of the business of NWT.

        12.2 In the event of a Change of Control, the Companies shall pay Executive a single lump sum of $125,000 (less applicable taxes and withholdings) if Executive resigns from employment with the Companies, or the Successor within 30 days of the date of the Change of Control.

        12.3 For purposes of this section, references to NWI or NWT includes Successors.

13.     DEFERRED PLAN

        Any payments received pursuant to paragraphs 8, 10.2, 10.3, 12.2, or
17.1 of this Agreement may, at Executive's option, be deferred as a general indebtedness of the Companies.

14.     SECRECY AND NON-COMPETITION

        14.1 All reports, manuals, memoranda, computer disks and tapes, and other materials created by Executive or made available to Executive by the Companies during the performance of his duties are the sole property of the Companies. Executive agrees to use all such property exclusively for the Companies' benefit and to return it, including any and all copies of such materials, to the Companies in the event of the termination of his employment.

        14.2 Executive will protect the Confidential Information of the Companies, as defined below, from disclosure and will not divulge it, either during or after his employment, to any person or entity not associated with the Companies and entitled to receive such information. For purposes of this Agreement; the term "Confidential Information" includes, but is not limited to, non-public information, whether in tangible form or otherwise, concerning technology owned by the Companies, whether a "trade secret," or patented, or not; business and marketing plans; past; present, and prospective customer identities, lists, credit information, and purchasing patterns; pricing and marketing policies and practices; financial information; acquisition and strategic plans; and other operating policies and practices.

        14.3 Executive shall not, during the term of this Agreement (including any renewal thereof) and for a period of 12 months thereafter, directly, indirectly, or through any other person, firm, corporation, or entity:

             (a) be employed by, carry on, consult with, or provide any information to, any other business in competition with the Companies or any of its subsidiaries anywhere in Canada or the United Status; or




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             (b) call upon any client or prospective client of the Companies for the purpose of soliciting, servicing, or selling to such client or prospective client any products, systems, or services provided by the Companies; or

             (c) solicit, divert, or take away any client of the Companies; or

             (d) solicit any employee or consultant of the Companies to terminate his or her relationship with the Companies, or hire or attempt to hire any such employee or consultant to work with any entity engaged in competition with the Companies.

        Such restrictions survive this Agreement regardless (of whether Executive's employment hereunder is terminated by the Companies with or without cause, or by Executive for any reason.

        14.4 Executive represents and agrees that he has read and understands this Secrecy and Non-Competition part of the Agreement and that he is entering into this Agreement voluntarily.

        14.5 If any portion of this "Secrecy and Non-Competition" section shall be determined to be invalid or unenforceable to any extent, the parties to this Agreement authorize the court to modify it to the maximum extent necessary to make this section enforceable; however, if the court for any reason declines to modify this section, the parties agree to select and authorize a mutually agreeable arbitrator to modify it to the extent necessary to make the provision enforceable, and authorize a court of competent jurisdiction to enforce this section, as so modified.

        14.6 Executive understands that if he violates this Secrecy and Non-Competition agreement, the Companies will suffer irreparable harm for which there is no adequate remedy at law; therefore, in addition to any other remedies available to the Companies, the Companies shall be entitled to seek and obtain injunctive relief, including orders prohibiting violations of this Secrecy and Non-Competition agreement. The failure by the Companies to insist on Executive's compliance with this provision or enforce in any particular circumstance will not constitute a waiver by the Companies of the right to seek relief for any other or subsequent breach of this provision.

15.     DUTIES

        15.1 Executive shall, during the term of this Agreement, devote substantially all of his time and attention to the businesses of the Companies, and shall fully and faithfully perform, to the best of his abilities, all duties reasonably assigned to him by the Companies' respective CEOs and Boards of Directors.

        15.2 Subject to section 15.1, Executive shall be entitled to (i) invest in any business, enterprise, or undertaking, directly or indirectly, for his own account or on behalf of or in conjunction with any person, firm, or corporation (or, with the written consent of NWI's Board of Directors, serve as an officer, director, or partner in the same, provided that such service does not involve participating in the ongoing operations of the business, enterprise, or undertaking, and appropriate liability coverage is maintained), or (ii) engage in, endorse, or associate himself with any political, religious, or charitable activities, organizations, or associations. With regard to any of the foregoing activities, Executive shall refrain from any activity which might interfere




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with the performance of his obligations and duties under this Agreement or give rise to a conflict of interest.

        15.3 The Companies agree to indemnify and hold a harmless against all costs, charges, expenses, suits, actions, causes of action, loss add damages, including any amount paid to settle any action or satisfy any Judgment, reasonably mired by Executive as a result of any civil, criminal, or administrative action or proceeding to which he is made a party by reason of any act or failure to act in the course and scope of his employment with the Companies, provided:

             (a) The act or omission was in good faith, non-negligent, and for the sole benefit of the Companies; and

             (b) In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing his conduct was lawful.

        The indemnity contained in this section shall extend final the effective date of this Agreement to a date which is ten (l0) years following the date and which Executive ceases to be employed by the Companies. The Companies shall acquire reasonable and proper insurance to enable them to satisfy their obligations herein.

16.     ASSIGNMENT OF INVENTIONS

        16.1 Any and all inventions, discoveries, developments, designs, and/or improvements, whether or not patentable (collectively, "Inventions"), and any and all works of authorship, whether or not copyrightable (collectively, "Works"), and air and all trademarks, servicemarks, trade names, and service names (collectively, "Marks"), conceived, developed, or reduced to practice, alone or with others, or `caused to be conceived, developed, or reduced to practice, during Executive's term of employment with the Companies and either.

             (a) resulting from any work performed by Executive for the Companies; or

             (b) relating to the actual, contemplated, or foreseeable business of the Companies; or

             (c) during Executive's working hours for the Companies or utilizing the Companies' facilities, materials, or proprietary information, .

will be and remain the sole and exclusive intellectual property of the Companies. Executive agrees to and hereby assigns all tight, title, and interest in and to each Invention, Work (including copyrights therein), and Mark to the Companies, free of any compensation to Executive beyond the compensation paid to Executive as an employee of the Companies.

        16.2 It will be presumed, absent presentation of sufficient evidence to the Companies to satisfactorily rebut the presumption, that all Inventions, Works, and Marks conceived, made, or reduced to practice, or prepared or developed (as the case may be) by Executive, alone or with others, in the six month period immediately following Executive's term of employment with the Companies, which relate to the actual, contemplated, or foreseeable business of the Companies, were made ding the term of employment of Executive with the Companies.




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        16.3 Executive will promptly make full written disclosure to the
Companies and to hold in trust for the sole right, benefit, and use of the Companies, all inventions, Works, and Marks. Upon the Companies' request, whether dazing or after the term of Executive's employment with the Companies, Executive will cooperate with the Companies' intellectual property counsel to prepare, review, execute, acknowledge, and deliver such applications) for the protection of the Invention, Work, or Mark, as the case may be, as the Companies may deem necessary or desirable to secure such protection, will assist the Companies or its counsel in the prosecution of each such application, and will execute such documents as the Companies or its counsel may deem necessary or desirable to perfect the assignment of all right, title, and interest in and to the respective Invention, Work, or Mark throughout the world to the Companies, including the tight to file application(s) for protection in all countries in the world, and to file for continuations, renewals, extensions, reissues, registrations, and foreign counterparts, and maintenance thereof, and will reasonably cooperate with the Companies in defending the validity or enforceability of such protection. All of these acts will be performed on the undemanding that the Companies will bear the reasonable and necessary expenses actually incurred for performance of these acts, and, if performed after the period of employment, that the Companies will pay Executive pro-rata at the per diem rate of pay Executive last received in their employ, for the time actually and necessarily spent for or in connection with the acts.

        16.4 Executive agrees that any copyrights in work produced by him during his term of employment with the Companies which relate to past, present, or foreseeable business products, developments, technology, or activities of the Companies shall be the sole property of the Companies and Executive hereby waives any and all of his "moral rights" pertaining to any of the Works constituting the sole property of the Companies.

17.     RENEWAL of TlLE AGREEMENT

        No later than ninety (90) days before the expiration of the term of this Agreement, the parties agree to exercise their reasonable best efforts to conclude a new employment agreement. If the parries are unable to reach such an agreement and Executive resigns, then Executive is entitled to, and the Companies shall provide to Executive: (i) $ 250,000, payable in two equal installments (less applicable taxes and withholdings) on the effective date of termination and six (6) months thereafter, and (ii) all benefits identified in paragraph 7 for a period of twelve (12) months following the expiration of this Agreement.

18.     REPRESENTATIONS AND WARRANTIES

        The Companies represent and warrant to Executive that they:

        (a) Are corporations duly incorporated, organized, validly existing, and in good standing under the laws of Delaware (NWI) and Alberta (NWT)-

        (b) Have full corporate power and authority to execute and deliver this Agreement which constitutes its legal, valid, and binding obligations enforceable in accordance with its terms and

        (c) Are licensed to do business in all Jurisdictions in which they presently carry on their business.




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19.     INITIAL CAPITALIZATION AND THE COMPANIES' OPTION TO REPURCHASE STOCK

        19.1 The parties understand and agree that Executive is eligible to purchase 40,930 common stock shares in NWI at $1/share (U.S. Dollars) for $40,930 (U.S. Dollars) and that Executive will not be eligible to purchase shares pursuant to the offering of the $2,500,000 (U.S. Dollars) of "Follow-on Shares" to the "Initial Investors," as those terms are defined in the Series A Convertible Stock Purchase Agreement, notwithstanding that such subsequent equity infusion will dilute Executive's interest in the: Companies.

        19.2 Subject to the rights granted in various agreements between the Companies and their preferred and common stock shareholders, Executive hereby grants to NWI the exclusive right and option to purchase all shares of stock in the Companies held by Executive in the event Executive's employment with the Companies ceases pursuant to paragraphs 9.1 or 10.1(b) of this Agreement, upon the terms and conditions set forth in paragraph 193. The Companies may elect to exercise this option at any time within sixty (60) days after Executive's employment with the Companies ceases by giving Executive written notice of such election.

        19.3 The price per share for Executive's stock in the Companies shall be as follows:

             (a) If Executive's employment ceases pursuant to paragraph 9.1:
$1(U.S. Dollars) per share.

             (b) If Executive's employment ceases pursuant to paragraph 10.1(b), the appraised value as determined by a mutually acceptable business appraiser.

20.     GOVERNING LAW

        This Agreement shall be governed by, and construed and enforced in accordance with the laws of the province of Alberta, Canada without regard to the conflicts of laws principles of such province.

21.     PARAGRAPH HEADINGS

        The paragraph headings in this Agreement are for convenience only they form no part of this Agreement and shall not affect its interpretation.

22.     INVALIDITY

        The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

23.     EFFECTIVE DATE

        This Agreement shall be effective as of the closing of the purchase agreement for the PCP assets presently owned by NovAtel Communications Ltd: and execution of related shareholder agreements.




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24.     INCLUDED WORDS

        Words importing the singular number include the plural and vice versa. Where a term of expression is defined, derivations shall have corresponding meanings.

25.     BINDING EFFECT

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

26.     ENTIRE AGREEMENT

        This Agreement contains the entire understanding between the parties hereto with respect to the employment of Executive by the Company, and supersedes all prior and contemporaneous agreements and understandings, inducements and conditions, express or implied, oral or written, with respect to said employment. This Agreement may not be modified or amended other than by an agreement in writing.

27.     CONSTRUCTION

        The parties hereto acknowledge; and agree that each part y bas participated in the drafting of this Agreement and has had the opportunity to have this document reviewed by the respective legal counsel for the parties hereto and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement No inference is favor of, or against, any party shall be draws from the fact that one party bas drafted any portion hereof.

28.     CURRENCY

        Except as otherwise specifically stated herein, all references in this Agreement to dollars shall be to Canadian dollars.

29.     NOTICES

        All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered in person, or foe (5) business days after being mailed postage prepaid, registered with return receipt requested, addressed as follows:

                             a.     If to the Companies:

                                    NWI
                                    6732 8 Street N.E.
                                    Calgary, Alberta _
                                    Canada T2E 8M4




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                             b.     If to Executive:

                                    Mr: Ambrose Tam
                                    325 Edgewiew Place N .W.
                                    Calgary, Alberta
                                    Canada T3A 4X4

        Either party slay aster the address to which communications or copies are to be sent by goring notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

30.     NO WAIVER OF RIGHTS

        Neither any failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect any occurrence be construed as a waiver of such right, remedy, power or privilege with respect two any other occurrence.

31.     EXECUTION IN COUNTERPARTS

        This Agreement map be executed in any amber of counterparts, each of which shall be deemed to be as original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument: This Agreement shall become binding when one or mere counterparts hereof, individually or taken together, shall bear the signatures of the parries reflected hereon as the signatories.

32.     ARBITRATION

        Any dispute or disagreement awing out of this Agreement or claimed breach, except that which involves a right to injunctive relief, shall be resolved by arbitration is accordance with the Arbitration Act [Alberta], unless the parties mutually agree otherwise. The award of the arbitrator shall be final and binding, and judgment may be catered upon the Arbitrator's decision in any court of competent jurisdiction.




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        IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the ______ day of ___________, 1996.

SIGNED, SEALER & DELIVERED in the presence of:



_____________________________________          /s/ AMBROSE TAM
Witness                                        ---------------------------------
                                               AMBROSE TAM
_____________________________________
Name

_____________________________________
Place of Residence

NOVATEL WIRELESS, INC.                         NOVATEL WIRELESS TECHNOLOGIES LTD



Per:/s/                                        Per:/s/
    --------------------------------               -----------------------------


Per:________________________________           Per:_____________________________




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